Orion Group Holdings, Inc. Reports Adjusted Fourth Quarter and Full Year 2016 Results

Houston, Texas, March 9, 2017 -- Orion Group Holdings, Inc. (NYSE: ORN) (the “Company”), a leading specialty construction company, today reported a net loss for the three months ended December 31, 2016, of $6.3 million ($0.23 diluted loss per share). These results compare to net income of $1.4 million ($0.06 diluted earnings per share) for the same period a year ago. Excluding one-time charges related to the accounting treatment of a specific contract with significant, highly unusual differing site conditions and net operating loss (NOL) valuation allowances, adjusted net income for the fourth quarter 2016 was $2.5 million ($0.09 diluted earnings per share). For the full year 2016, the Company reported a net loss of $3.6 million ($0.13 diluted loss per share), which compares to the prior full year 2015 net loss of $8.1 million ($0.29 diluted loss per share). Excluding stated one-time accounting treatment charges and NOL valuation allowances, adjusted net income for the full year 2016 was $5.2 million ($0.19 diluted earnings per share).

2016 Highlights

•	Significant structural changes throughout the Company to provide a solid platform for future success

•	68% year over year increase in gross profit

•	86% year over year increase in EBITDA

•	Bid on record-high $2.8 billion of projects during 2016, with a win rate of 24%

•	Completed the integration of our Commercial Concrete Construction segment

•	58% year over year increase in Dallas market commercial concrete revenues

•	Prepared to further develop our targeted infrastructure, industrial and building sectors

“During 2016, we made significant, long-term improvements in our operations, and saw continued strong demand for our services,” said Mark Stauffer, Orion Group Holding's President and Chief Executive Officer. “We look forward to further growth and success in 2017. Our vision is to be the leading specialty construction company in the infrastructure, industrial and building sectors, and we’ve made significant progress on this goal, particularly in the building sector, with the full integration of TAS, which has been a great success. We are focused on continuing to develop all three sectors and have laid significant ground work for our entry into the industrial sector in 2017.”

Mr. Stauffer continued, “Our fourth quarter reported results were impacted by one-time charges related to the accounting treatment of a contract issue involving significant, highly unusual differing site conditions on a large, multi-year dredging service project. Our ability to execute the project as originally planned was hampered when we encountered a significantly greater quantity of trash, debris, and ship traffic delays, than were anticipated by the project owner, or Orion, when the contract was signed. We have developed and are pursuing a large equitable contract adjustment, which we believe is fully supported by the contract and actual work performed, as well as the detailed facts and evidence that support our position. As a diligent contractor, we completed the project to the customer’s specifications and we are vigorously pursuing the proper compensation for our efforts and the project’s success. While we believe we are entitled to our full earned compensation, accounting practices limit the amount of contract revenue we can recognize at this time. Therefore, during the fourth quarter we incurred significant unforeseen expenses without the ability to recognize the related revenues for the work performed to complete this project. While we are disappointed with the accounting treatment and the associated impacts to our fourth quarter results, we ultimately expect to bring this matter to satisfactory conclusion. A successful outcome would reflect positively in our future results and be a benefit to our shareholders.”

Consolidated Results for Fourth Quarter 2016 Compared to Fourth Quarter 2015

•
Contract revenues were $144.3 million, a decrease of 10.9%, as compared to $161.9 million in the prior year period. The decrease is primarily attributable to one-time charges related to the accounting treatment of a specific contract with significant differing site conditions, as well as the timing and mix of projects.

•
Gross profit was $11.7 million, as compared to $17.4 million in the prior year period. Gross profit margin for fourth quarter 2016 was 8.1%, as compared to 10.8% in the prior year period. The decrease is primarily attributable to one-time charges related to the accounting treatment of a specific contract with significant differing site conditions, as well as the timing and mix of projects.

•
Selling, General, and Administrative expenses were $17.3 million, as compared to $15.7 million in the prior year period. The increase is attributable to increased accounting and consulting fees, as well as higher group health expenses.

•	EBITDA was $3.1 million, representing a 2.2% EBITDA margin, as compared to fourth quarter 2015 EBITDA of $12.8 million, or 8.0% EBITDA margin.

Consolidated Results for Full Year 2016 Compared to Full Year 2015

•
Contract revenues were $578.2 million, an increase of 24.0%, as compared to $466.5 million. The increase is primarily attributable to the acquisition of TAS concrete, offset by the retrenchment of Tampa operations and to one-time charges related to the accounting treatment of a specific contract with significant differing site conditions.

•
Gross profit was $67.5 million, an increase of 67.9%, as compared to $40.2 million. Gross profit margin was 11.7% for full year 2016, as compared to 8.6% in the prior year. The increase is primarily attributable to the acquisition of TAS concrete, offset by the retrenchment of Tampa operations and to one-time charges related to the accounting treatment of a specific contract with significant differing site conditions.

•	Selling, General, and Administrative expense was $65.0 million, as compared with $47.7 million. The increase is primarily attributable to the acquisition of TAS concrete.

•	EBITDA was $38.3 million, representing a 6.6% EBITDA margin, which compares to EBITDA of $20.6 million, or a 4.4% EBITDA margin.

Segment Results for Fourth Quarter 2016 Compared to Fourth Quarter 2015

Heavy Civil Marine Construction

•
Contract revenues were $60.1 million, a decrease of 32.9%, as compared to $89.5 million. The decrease is primarily attributable to one-time charges related to the accounting treatment of a specific contract with significant differing site conditions as well as the timing and mix of projects.

•
Operating loss was $11.3 million, as compared to an operating loss of $0.6 million. The decrease is primarily attributable to one-time charges related to the accounting treatment of a specific contract with significant differing site conditions as well as the timing and mix of projects.

•	EBITDA was $(4.0) million, representing a (6.7)% EBITDA margin, as compared to $7.8 million EBITDA and an 8.7% EBITDA margin in the prior year period.

Commercial Concrete Construction

•	Contract revenues were $84.2 million, an increase of approximately 16.3%, as compared to $72.4 million. The increase is attributable to a larger volume of work being executed in the Dallas market.

•	Operating income was $6.0 million, as compared to operating income of $3.8 million.

•	EBITDA was $7.2 million, representing an 8.5% EBITDA margin, as compared to $5.0 million EBITDA and a 6.9% EBITDA margin in the prior year period.

Segment Results for Full Year 2016 Compared to Full Year 2015

Heavy Civil Marine Construction

•
Contract revenues were $284.6 million, a decrease of 18.0%, as compared to $347.1 million. The decrease is primarily attributable to the retrenchment of Tampa operations and to one-time charges related to the accounting treatment of a specific contract with significant differing site conditions.

•
Operating loss was $12.4 million, as compared to an operating loss of $14.2 million. The loss is primarily attributable to the retrenchment of Tampa operations and to one-time charges related to the accounting treatment of a specific contract with significant differing site conditions.

•	EBITDA was $15.9 million, representing a 5.6% EBITDA margin, as compared to $11.1 million EBITDA and a 3.2% EBITDA margin in the prior year period.

Commercial Concrete Construction

•
Contract revenues were $293.6 million, an increase of 145.9%, as compared to $119.4 million. The increase is attributable to having TAS concrete operations for a full year as well as a larger volume of work being executed, primarily in the Dallas market.

•	Operating income was $16.5 million, as compared to operating income of $6.2 million.

•	EBITDA was $22.4 million, representing a 7.6% EBITDA margin, as compared to $9.5 million EBITDA and an 8.0% EBITDA margin in the prior year period.

Backlog

Backlog of work under contract as of December 31, 2016 was a record-high of $434.0 million, which compares with backlog under contract at December 31, 2015 of $357.6 million, or an increase of 21%.  Of the 2016 ending backlog, $280.7 million was attributable to the Heavy Civil Marine Construction (HCMC) segment, while $153.3 million was attributable to the Commercial Concrete Construction (CCC) segment.

"During the fourth quarter, we bid on approximately $837 million and were successful on approximately $190 million," said Chris DeAlmeida, Orion Group Holding's Vice President and Chief Financial Officer. "This resulted in a 1.3 times book-to-bill ratio for the quarter and a win rate of 22.7%. In the HCMC segment, we bid on approximately $495 million during the fourth quarter 2016 and were successful on $139 million, which translated into a 2.3 times book-to-bill ratio and a win rate of 28.1% for the quarter. The CCC segment also had healthy bid levels for the quarter, bidding on approximately $342 million in work while being awarded approximately $51 million. This yielded a 0.61 times book-to-bill ratio and a win rate of 14.9% for the quarter."

Outlook

Mr. Stauffer stated, “As we look at 2017, we remain optimistic about the opportunities across both our segments and we are poised to take advantage of overall economic improvements and potential increases in infrastructure spending. The HCMC segment is making strides in the right direction and we continue to track federal, state and local government funding initiatives, as well as private sector expansion plans throughout our operating areas. With respect to our CCC operations, we look forward to extending our momentum in the Dallas/Fort Worth market, maintaining a strong level of operations in Houston, and we anticipate overall growth and expansion from the segment in 2017. We are also focused on pursuing additional upland project opportunities in the industrial sector. As we expand our specialty construction services from the infrastructure and building sectors into the industrial sector, it meaningfully expands our addressable market.”

"We begin 2017 with a solid backlog, exciting opportunities for new business avenues and continued strong demand for our services across both business segments”, said Mr. DeAlmeida. “In total, we have approximately $782 million worth of bids outstanding, including approximately $78 million on which we are apparent low bidder, or have been awarded subsequent to the end of the fourth quarter, of which, approximately $10 million pertains to the HCMC segment and approximately $68 million is in the CCC segment. However, recently in our HCMC segment our customers have been experiencing delays in permitting by the U.S. Army Corps of Engineers, which has pushed out the start of some projects and certain bids. We believe this is temporary and while this will have some impact on the first quarter, it should lead to outperformance as the year progresses.

“As we look at full year 2017, we believe we will generate a significant improvement in EBITDA relative to 2016 driven by sustained bid opportunities, record-high backlog and a return to growth from our Tampa operations. As a result, we would expect to see full year 2017 EBITDA grow at least 40% as compared to the full year 2016, which would be a record for the Company. We could see outperformance to this year-over-year EBITDA growth target if permitting delays ease, growth in our commercial concrete business accelerates, Tampa operations growth accelerates, or we experience higher bid margins as a result of the increasing focus on infrastructure repair and upgrade that is currently unfolding in the U.S. Additionally, any expansion of our existing operations or future operations in the infrastructure, industrial, or building sectors could provide further catalyst for EBITDA growth outperformance. We are excited about where the Company is headed and look forward to achieving our goals in 2017.”

Conference Call Details

Orion Group Holdings will host a conference call to discuss results for the fourth quarter 2016 at 10:00 a.m. Eastern Time/9:00 a.m. Central Time on Thursday, March 9, 2017. To listen to a live webcast of the conference call, or access the replay, visit the Calendar of Events page of the Investor Relations section of the website at www.oriongroupholdingsinc.com. To participate in the call, please dial the Orion Group Holdings, Inc. Fourth Quarter and Full Year 2016 Earnings Conference Call toll free at (855) 478-9690; participant code: 60498049.

About Orion Group Holdings

Orion Group Holdings, Inc., a leading specialty construction company, provides services both on and off the water in the continental United States, Alaska, Canada and the Caribbean Basin through its heavy civil marine construction segment and its commercial concrete segment. The Company’s heavy civil marine construction segment services includes marine transportation, facility construction, marine pipeline construction, marine environmental structures, dredging of waterways, channels and ports, environmental dredging, design, and specialty services.  Its commercial concrete segment provides turnkey concrete construction services including pour and finish, dirt work, layout, forming, rebar, and mesh across the light commercial, structural and other associated business areas.  The Company is headquartered in Houston, Texas with regional offices throughout its operating areas.

Non-GAAP Financial Measures

This press release includes the financial measures “adjusted net income,” “adjusted earnings per share,” “EBITDA,” and “EBITDA margin."  These measurements are “non-GAAP financial measures” under rules of the Securities and Exchange Commission, including Regulation G.  The non-GAAP financial information may be determined or calculated differently by other companies. By reporting such non-GAAP financial information, the Company does not intend to give such information greater prominence than comparable and other GAAP financial information, which information is of equal or greater importance.

Adjusted net income and adjusted earnings per share should not be considered as an alternative to net income available to common stockholders or earnings per share. Adjusted net income and adjusted earnings per share exclude certain items that management believes affect the comparability of operating results. The company believes these adjusted financial measures are a useful adjunct to earnings calculated in accordance with GAAP because management uses adjusted net income available to common stockholders to evaluate the company's operational trends and performance relative to other companies. Items excluded, generally are one-time items or items whose timing or amount cannot be reasonably estimated. Accordingly, any guidance provided by the company generally excludes information regarding these types of items.

Orion Group Holdings defines EBITDA as net income before net interest expense, income taxes, depreciation and amortization.  EBITDA margin is calculated by dividing EBITDA for the period by contract revenues for the period.  The GAAP financial measure that is most directly comparable to EBITDA is net income, while the GAAP financial measure that is most directly comparable to EBITDA margin is operating margin, which represents operating income divided by contract revenues.  EBITDA and EBITDA margin are used internally to evaluate current operating expense, operating efficiency, and operating profitability on a variable cost basis, by excluding the depreciation and amortization expenses, primarily related to capital expenditures and acquisitions, and net interest and tax expenses.  Additionally, EBITDA and EBITDA margin provide useful information regarding the Company's ability to meet future debt repayment requirements and working capital requirements while providing an overall evaluation of the Company's financial condition.  In addition, EBITDA is used internally for incentive compensation purposes.  The Company includes EBITDA and EBITDA margin to provide transparency to investors as they are commonly used by investors and others in assessing performance.  EBITDA and EBITDA margin have certain limitations as analytical tools and should not be used as a substitute for operating margin, net income, cash flows, or other data prepared in accordance with generally accepted accounting principles in the United States, or as a measure of the Company's profitability or liquidity.

Backlog

Backlog consists of projects under contract that have either (a) not been started, or (b) are in progress and not yet complete, and the Company cannot guarantee that the revenue projected in its backlog will be realized, or, if realized, will result in earnings.  Backlog can fluctuate from period to period due to the timing and execution of contracts.  Given the typical duration of the Company's projects, which generally range from three to nine months, the Company's backlog at any point in time usually represents only a portion of the revenue it expects to realize during a twelve-month period.

Forward-Looking Statements

The matters discussed in this press release may constitute or include projections or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the provisions of which the Company is availing itself. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as 'believes', 'expects', 'may', 'will', 'could', 'should', 'seeks', 'approximately', 'intends', 'plans', 'estimates', or 'anticipates', or the negative thereof or other comparable terminology, or by discussions of strategy, plans, objectives, intentions, estimates, forecasts, outlook, assumptions, or goals. In particular, statements regarding future operations or results, including those set forth in this press release (including those under “Outlook” above), and any other statement, express or implied, concerning future operating results or the future generation of or ability to generate revenues, income, net income, profit, EBITDA, EBITDA margin, or cash flow, including to service debt, and including any estimates, forecasts or assumptions regarding future revenues or revenue growth, are forward-looking statements. Forward looking statements also include estimated project start date, anticipated revenues, and contract options which may or may not be awarded in the future.  Forward looking statements involve risks, including those associated with the Company's fixed price contracts that impacts profits, unforeseen productivity delays that may alter the final profitability of the contract, cancellation of the contract by the customer for unforeseen reasons, delays or decreases in funding by the customer, levels and predictability of government funding or other governmental budgetary constraints and any potential contract options which may or may not be awarded in the future, and are the sole discretion of award by the customer. Past performance is not necessarily an indicator of future results. In light of these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by the Company that the Company's plans, estimates, forecasts, goals, intentions, or objectives will be achieved or realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update information contained in this press release whether as a result of new developments or otherwise.

Please refer to the Company's Annual Report on Form 10-K, filed on March 15, 2016, which is available on its website at www.oriongroupholdingsinc.com or at the SEC's website at www.sec.gov, for additional and more detailed discussion of risk factors that could cause actual results to differ materially from our current expectations, estimates or forecasts.

Orion Group Holdings, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except share and per share information)

	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Contract revenues	144,295	161,891	578,236	466,498
Costs of contract revenues	132,638	144,468	510,754	426,316
Gross profit	11,657	17,423	67,482	40,182
Selling, general and administrative expenses	17,259	15,733	64,987	47,715
(Gain) loss from sale of assets, net	(319)	(1,541)	(1,579)	466
Operating (loss) income	(5,283)	3,231	4,074	(7,999)
Other (expense) income
Other income	27	346	59	536
Interest income	2	3	3	32
Interest expense	(1,480)	(1,715)	(6,175)	(3,148)
Other expense, net	(1,451)	(1,366)	(6,113)	(2,580)
(Loss) income before income taxes	(6,734)	1,865	(2,039)	(10,579)
Income tax (benefit) expense	(391)	426	1,581	(2,519)
Net (loss) income	$(6,343)	$1,439	$(3,620)	$(8,060)

Basic (loss) income per share	$(0.23)	$0.06	$(0.13)	$(0.29)
Diluted (loss) income per share	$(0.23)	$0.06	$(0.13)	$(0.29)
Shares used to compute (loss) income per share
Basic	27,463,956	27,281,359	27,536,967	27,366,528
Diluted	27,463,956	27,411,580	27,536,967	27,366,528

Orion Group Holdings, Inc. and Subsidiaries
Selected Income Statement Results

	Three months ended December 31,		Twelve months ended December 31,
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Heavy Civil Marine Construction	2016	2015	2016	2015
Contract revenues	$60,082	$89,503	$284,632	$347,117
Operating loss	(11,321)	(592)	(12,403)	(14,243)

Commercial Concrete Construction
Contract revenues	$84,213	72,388	$293,604	$119,381
Operating income	6,038	3,823	16,477	6,244

Orion Group Holdings, Inc. and Subsidiaries
Reconciliation of Adjusted Net Income
(In thousands, except per share information)

	Three months ended December 31,	Twelve months ended December 31,
	(Unaudited)	(Unaudited)
	2016	2016
Net loss	$(6,343)	$(3,620)
One-time charges related to differing site conditions on a specific contract and the tax effects	6,954	6,954
NOL valuation allowances	1,872	1,872
Adjusted net income	$2,483	$5,206
Adjusted EPS	$0.09	$0.19

Orion Group Holdings, Inc. and Subsidiaries
EBITDA and EBITDA Margin Reconciliations
(In thousands, except margin data)

	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net (loss) income	$(6,343)	$1,439	$(3,620)	$(8,060)
Income tax (loss) benefit	(391)	426	1,581	(2,519)
Interest expense, net	1,478	1,713	6,172	3,116
Depreciation and amortization	8,397	9,252	34,162	28,083
EBITDA(1)	$3,141	$12,830	$38,295	$20,620
Operating (loss) income margin(2)	(3.7)%	2.3%	0.7%	(1.6)%
Impact of depreciation and amortization	5.8%	5.7%	5.9%	6.0%
EBITDA margin(1)	2.2%	8.0%	6.6%	4.4%

(1) EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization. EBITDA margin is a non-GAAP measure calculated by dividing EBITDA by contract revenues.
(2) Operating income margin is calculated by dividing operating income plus other income and loss from sale of assets (if any) by contract revenues.

Orion Group Holdings, Inc. and Subsidiaries
EBITDA and EBITDA Margin Reconciliations by Segment
(In thousands, except margin data)

	Heavy Civil Marine Construction		Commercial Concrete Construction
	Three months ended December 31,		Three months ended December 31,
	2016	2015	2016	2015
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Operating (loss) income	(11,321)	$(592)	6,038	$3,823
Other income (expense), net	1,678	3,580	(1,651)	(3,234)
Depreciation and amortization	5,608	4,837	2,789	4,416
EBITDA(1)	$(4,035)	$7,825	$7,176	$5,005
Operating (loss) income margin(2)	(16.0)%	3.3%	5.2%	0.8%
Impact of depreciation and amortization	9.3%	5.4%	3.3%	6.1%
EBITDA margin(1)	(6.7)%	8.7%	8.5%	6.9%

Orion Group Holdings, Inc. and Subsidiaries
EBITDA and EBITDA Margin Reconciliations by Segment
(In thousands, except margin data)

	Heavy Civil Marine Construction		Commercial Concrete Construction
	Twelve months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Operating (loss) income	(12,403)	$(14,243)	16,477	$6,244
Other income (expense), net	6,874	4,296	(6,815)	(3,760)
Depreciation and amortization	21,398	21,075	12,764	7,008
EBITDA(1)	$15,869	$11,128	$22,426	$9,492
Operating (loss) income margin(2)	(1.9)%	(2.9)%	3.3%	2.1%
Impact of depreciation and amortization	7.5%	6.1%	4.3%	5.9%
EBITDA margin(1)	5.6%	3.2%	7.6%	8.0%

(1) EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization. EBITDA margin is a non-GAAP measure calculated by dividing EBITDA by contract revenues.
(2) Operating income margin is calculated by dividing operating income plus other income and loss from sale of assets (if any) by contract revenues.

Orion Group Holdings, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands)

	December 31, 2016	December 31, 2015
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$305	$1,345
Accounts receivable:
Trade, net of allowance of $0	92,202	72,358
Retainage	40,201	35,433
Other current	4,634	5,313
Income taxes receivable	133	83
Inventory	5,392	4,867
Deferred tax asset	2,013	3,108
Costs and estimated earnings in excess of billings on uncompleted contracts	39,968	59,608
Asset held for sale	6,375	6,375
Prepaid expenses and other	3,885	4,627
Total current assets	195,108	193,117
Property and equipment, net	158,082	165,989
Accounts receivable, non-current	733	222
Inventory, non-current	3,998	6,218
Goodwill	66,351	65,982
Intangible assets, net of amortization	22,032	29,319
Other non-current	1,372	615
Total assets	$447,676	$461,462
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current debt, net of issuance costs	$19,188	$12,004
Accounts payable:
Trade	49,123	52,719
Retainage	893	1,671
Accrued liabilities	19,946	22,149
Taxes payable	689	813
Billings in excess of costs and estimated earnings on uncompleted contracts	27,681	28,484
Total current liabilities	117,520	117,840
Long-term debt	82,077	94,605
Other long-term liabilities	2,493	1,813
Deferred income taxes	19,000	19,345
Interest rate swap liability	382	145
Total liabilities	221,472	233,748
Commitments and contingencies
Stockholders’ equity:
Preferred stock -- $0.01 par value, 10,000,000 authorized, none issued	—	—
Common stock -- $0.01 par value, 50,000,000 authorized, 28,405,850 and 27,992,589 issued; 27,694,626 and 27,281,358 outstanding at December 31, 2016 and December 31, 2015, respectively	283	279
Treasury stock, 711,231 and 711,231 shares, at cost December 31, 2016 and December 31, 2015, respectively	(6,540)	(6,540)
Other comprehensive loss	(382)	(145)
Additional paid-in capital	171,079	168,736
Retained earnings	61,764	65,384
Total stockholders’ equity	226,204	227,714
Total liabilities and stockholders’ equity	$447,676	$461,462

Orion Group Holdings, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands)

	Twelve months ended December 31,
	2016	2015
	(Unaudited)	(Audited)
Cash flows from operating activities
Net loss	$(3,620)	$(8,060)
Adjustments to reconcile net (loss) to net cash provided by
Operating activities:
Depreciation and amortization	34,162	28,083
Deferred financing cost amortization	1,225	462
Bad debt expense	—	22
Deferred income taxes	751	(2,885)
Stock-based compensation	2,280	2,275
(Gain) loss on sale of property and equipment	(1,579)	466
Change in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(23,935)	(2,666)
Income tax receivable	(49)	249
Accounts receivable, non-current	(511)	(222)
Inventory	1,696	1,150
Prepaid expenses and other	856	(467)
Costs and estimated earnings in excess of billings on uncompleted contracts	19,640	(10,655)
Accounts payable	(5,717)	12,245
Accrued liabilities	(1,123)	1,658
Income tax payable	(125)	(1,097)
Billings in excess of costs and estimated earnings on uncompleted contracts	(802)	4,655
Deferred revenue	—	(34)
Net cash provided by operating activities	23,149	25,179
Cash flows from investing activities:
Proceeds from sale of property and equipment	2,152	2,708
Purchase of property and equipment	(18,715)	(20,802)
Acquisition of TAS	(369)	(110,344)
Acquisition of HITS, net	—	(357)
Contributions to CSV life insurance	(754)	—
Net cash used in investing activities	(17,686)	(128,795)
Cash flows from financing activities:
Borrowings from Credit Facility	57,000	149,021
Payments made on borrowings from Credit Facility	(63,084)	(42,955)
Extinguishment of debt	—	(32,427)
Loan costs from Credit Facility	(486)	(4,498)
Exercise of stock options	67	28
Purchase of shares into treasury	—	(3,101)
Net cash (used in) provided by provided by financing activities	(6,503)	66,068
Net change in cash and cash equivalents	(1,040)	(37,548)
Cash and cash equivalents at beginning of year	1,345	38,893
Cash and cash equivalents at end of year	$305	$1,345

Orion Group Holdings, Inc.
David Griffith, Investor Relations Manager (713) 852-6582